                                                                    Exhibit 10.1

                          CONSENT AND WAIVER AGREEMENT


     THIS CONSENT AND WAIVER is given by Ian B. Carter (the "Employee") to Commonwealth Energy Corporation, a California corporation (the "Company") effective as of March 12, 2004.

                                    RECITALS

     A. The Employee and the Company are parties to an Employment Agreement dated as of January 1, 2000, as amended by an Addendum dated November 1, 2000 (the "Employment Agreement").

     B. Pursuant to Section 3.2(a) of the Employment Agreement, upon the occurrence of certain change of control transactions of the Company, the Employee has the right to receive certain bonus payments. Pursuant to Section
3.9 of the Employment Agreement, upon the occurrence certain sales of assets and change of control events, the Employee shall have the right to require the Company to repurchase from the Employee all capital stock and stock options then owned by or owing to Employee at an aggregate repurchase price equal to two (2) times the then aggregate price value (as defined in the Employment Agreement) of the Company's capital stock.

     C. Pursuant to Section 7.3 of the Employment Agreement, the Employee may terminate the Employment Agreement for cause and receive certain severance payments upon the occurrence of certain change of control events without the Employee's prior written consent.

     D. The Company intends to complete a reorganization transaction (the "Transaction") pursuant to which to (a) a newly-formed California subsidiary ("Newco") of Commerce Energy Group, Inc., one of the Company's wholly-owned Delaware subsidiaries (the "Holding Company") would be merged with and into the Company; (b) the Company would be the surviving corporation in the merger; and
(c) the Company would become a wholly-owned subsidiary of the Holding Company.

     E. In order to facilitate the Transaction, the Employee is willing to consent to the Transaction and in connection with the Transaction waive (a) any right to the payment of a bonus under Section 3.2(a) of the Employment Agreement, (b) the Employee's right to exercise the stock repurchase option under Section 3.9 of the Employment Agreement and (c) any right to terminate the Employment Agreement for cause under Section 7.3 of the Employment Agreement.

     NOW, THEREFORE, for good and valuable consideration, receipt of which is hereby acknowledged, the Employee hereby agrees as follows:

                               CONSENT AND WAIVER

     1. The Employee hereby expressly consents in writing to the Transaction.

     2. The Employee hereby waives any rights he may have under Sections 3.2(a),
3.9 and 7.3 of the Employment Agreement in connection with the Transaction.

     3. The consent and waivers contained in Paragraphs 1 and 2 above shall only apply to the Transaction, not other future transactions. Except as amended or modified by this Consent and Waiver, the Employment Agreement shall continue in full force and effect in accordance with its terms.


                                          By: /s/ IAN B. CARTER
                                              ----------------------------------
                                              Ian B. Carter


                                      -2-